EXHIBIT 99.1
Ardent Health Announces Appointment of Chief Operating Officer and
Senior Leadership Promotions
BRENTWOOD, Tenn. (March 31, 2025) – Ardent Health (NYSE: ARDT), a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced the appointment of Dave Caspers as chief operating officer.
In this new role, Caspers will oversee operations across Ardent Health, which includes 30 hospitals and 280 sites of care in six states. He will be responsible for executing on strategic growth initiatives and driving operational excellence at an enterprise level. Caspers will also lead efforts to further optimize and scale the company’s consumer-
centric operating model across new and existing markets.
“We are pleased to welcome Dave to Ardent,” said Ardent Health President and CEO Marty Bonick. “His extensive experience creating scale and operational synergies within complex health systems and retail health environments will be instrumental as we continue to execute on our strategic growth priorities.”
Caspers brings significant leadership experience in retail healthcare and health system operations. Prior to Ardent, he served as vice president of omnichannel operations at Walmart Health with responsibility for in-store clinics and virtual health services. He also held various leadership roles at Banner Health, including serving as vice president of healthcare operations with responsibility for 30 hospitals, 350 clinics and 60 urgent care centers, and leading human resources for Banner’s academic medical center division. Earlier in his career, Caspers led retail healthcare operations for Target Corporation.
“I am thrilled to join Ardent Health at such a significant time in the company’s growth,” said Caspers. “Ardent has a proven track record of delivering high-quality care with a focus on making healthcare better for the patient, the providers and team members, and the communities it serves. I look forward to being part of a team that is passionate about creating a consumer-first experience and building on the strong momentum they have created.”
Ardent Health also announced the promotion of three senior leaders:
•Anika Gardenhire has been elevated to chief digital and transformation officer, reflecting the evolving scope of her team’s work in support of digital and business transformation initiatives. Gardenhire, a registered nurse, joined Ardent in 2023 as chief digital and information officer and will continue to lead the company’s technology, consumer services and enterprise project management teams.
•Rebecca Kirkham has been promoted to senior vice president and chief communications and corporate affairs officer. Kirkham, who joined Ardent in 2021, will continue to lead the company’s communications and corporate affairs functions, which include internal and external communications, reputation and issues management, and culture-building initiatives.
•Reed Smith has been elevated to senior vice president and chief consumer officer with continued oversight of consumer experience and engagement, including digital, marketing, branding and contact center strategies.
Smith, who joined Ardent in 2021, will continue to report to Chief Digital and Transformation Officer Anika
Gardenhire.
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About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the
U.S. With a focus on people and investments in innovative services and technologies, Ardent is passionate about making healthcare better and easier to access. Through its subsidiaries, the Company delivers care through a system of 30 acute care hospitals and 280 sites of care with over 1,800 affiliated providers across six states. For more information, please visit ardenthealth.com.
Investor Contact:
Dave Styblo
Investor.Relations@ardenthealth.com
(615) 296-3016
Media Contact:
Rebecca Kirkham
Rebecca.Kirkham@ardenthealth.com
(615) 296-3635